Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AeroGrow International Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of AeroGrow International Inc. of our report dated June 25, 2010, with respect to the balance sheets of AeroGrow International Inc. as of March 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended March 31, 2010 and 2009, which report appears in the March 31, 2010 annual report on Form 10-K of AeroGrow International Inc.

/s/ Eide Bailly LLP

Greenwood Village, CO
November 5, 2010